Exhibit 10.5

EXECUTION VERSION

CARRY AGREEMENT

This Carry Agreement is made on April 27, 2012 and shall be effective as of the Carry Start Date between:

BPZ Exploracion & Produccion S.R.L., a company organized and existing under the laws of Peru (BPZ E&P); and

BPZ Norte Oil S.R.L., a company organized and existing under the laws of Peru (Newco);

And is premised on the fact that:

(A)          Newco has become a party to the Contract; and

(B)           This Agreement sets out the Parties’ rights and obligations with respect to Carry Costs.

In consideration of the premises set out above and the provisions set out below BPZ E&P and Newco agree as follows:

ARTICLE 1 - DEFINITIONS

In this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below:

Affiliate means a natural or juridical person that (i) Controls a Party, (ii) is Controlled by that Party, or (iii) is Controlled by another natural or juridical person that also Controls that Party.

Agreement means this Carry Agreement and any amendment, extension or renewal to it agreed in writing by the Parties.

Area means the area described in Exhibit A and delimited in Exhibit B of the Contract, as such area may vary from time to time in accordance with the terms of the Contract.

Capital and Exploratory Expenditures mean (for the purposes of this Agreement) all costs and expenses related to Joint Operations, which are qualifying capital expenditures in accordance with generally accepted accounting practices used by the international petroleum industry in Peru and/or the provisions of the Contract, and which shall include, without limitation, the following costs:

(i)            acquisition, processing and/or reprocessing of all geological, geophysical and geochemical data;

(ii)           preparation and/or acquisition of data and information, reports, maps, designs, drawings, plans and any geological, geophysical, geochemical, engineering or other studies;

(iii)          drilling (including if applicable logging, testing and/or suspending), deepening, sidetracking, completing, reworking and recompleting of wells;

(iv)          construction and installation of platforms, plants, pipelines and other facilities;

(v)           acquisition of tangible and/or intangible assets necessary or incident to the foregoing;

(vi)          all activities and studies required to elaborate the Environmental Impact Assessment (Estudio de Impacto Ambiental) as required by the applicable laws and regulations; and

(vii)         all activities and studies required to comply with the applicable law and regulations regarding consultations with the communities (Participación Ciudadana);

Plus VAT applicable to such costs and expenses, as long as such VAT can be recovered by Carrying Party.

Carried Party means BPZ E&P.

Carried Interest means a 51% Participating Interest.

Carry Costs means the Carried Interest share of the Carried Party of Capital and Exploratory Expenditures (but not Operating Expenses) incurred (or to be incurred) in connection with the Committed Work Program (or any other work program and budget approved in accordance with the JOA).

Carry Start Date means the date of the public deed signed by the Parties and Perupetro S.A. that amends the Contract to grant Newco its Participating Interest in the Contract.

Carrying Party means Newco.

Committed Work Program means the multi-year work program of exploration, appraisal, development, production and/or decommissioning operations and activities set out in Attachment D, as such work program may be modified from time to time by agreement of the Parties.

Contract means that certain License Contract for Hydrocarbon Exploration and Production on Block Z-1 offshore Peru dated as of 30 November 2001 and any amendments of such instrument.

Control means to possess by virtue of ownership, whether of shares or otherwise, the right to determine the actions of a natural or juridical person. An owner owning indirectly or directly more than fifty percent (50%) of the voting rights of a juridical person, shall be presumed to control that juridical person.

Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability, breach or termination of this Agreement.

Hydrocarbons have the same meaning set out in Article 1.28 of the Contract.

Joint Operations means those operations and activities carried out pursuant to the provisions of the JOA, the costs and expenses of which are chargeable to the joint account established pursuant to the JOA.

Joint Operating Agreement or JOA means that certain joint operating agreement dated April 27, 2012 between the Parties;

Maximum Carry Amount means $185,000,000 plus applicable VAT (as long as such VAT can be recovered by Carrying Party), subject to adjustment in accordance with Section 8.3 of the Stock Purchase Agreement dated April 27, 2012 among BPZ Energy International Holdings, L.P., BPZ Energy LLC, BPZ Resources, Inc., Pacific Stratus Energy S.A., and Pacific Stratus International Energy Ltd.

Operating Expenses mean all costs and expenses related to Joint Operations, other than Capital and Exploratory Expenditures, plus VAT applicable to such costs and expenses.

Participating Interest means as to any Party the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Contract and the JOA.

Party means any of BPZ E&P or Newco, and Parties means both of BPZ E&P and Newco.

VAT means the Value Added Tax as defined under the Peruvian tax laws.

ARTICLE 2 - CARRY OF BPZ

2.1          The Carrying Party shall be responsible for, shall bear on behalf of the Carried Party and shall pay when due all Carry Costs, up to the Maximum Carry Amount.

2.2          All cash calls, invoices, accounting, auditing, and other similar matters in respect of the Carry Costs accrued or incurred shall be dealt with pursuant to the JOA.

ARTICLE 3 - GUARANTEE

The Carrying Party has concurrently provided a corporate guarantee from its ultimate parent company, Pacific Rubiales Energy Corp.

ARTICLE 4 - DEFAULT

If the Carrying Party fails to pay the Carry Costs when due, or fails to obtain and maintain the parent company guarantee in accordance with this Agreement, the Carrying Party shall be in default under this Agreement and deemed to be in default under the JOA. In such case the Carrying Party shall be a “Defaulting Party” under the JOA and the Carried Party shall have all of the rights and remedies of a “non-defaulting Party” under the JOA with respect to the amount in default.

ARTICLE 5 - ASSIGNMENT

5.1          No Party may assign all or part of its interest in this Agreement except in accordance with Section 12 of the JOA; provided that no Party may transfer any interest in this Agreement without transferring an identical interest under the JOA.

5.2          Subject to the limitations on transfer set out above, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

ARTICLE 6 - TERM AND TERMINATION

This Agreement shall be enforceable as of Carry Start Date, and shall remain in full force and effect until the Maximum Carry Amount has been paid and final settlement has been made among the Carried Party and the Carrying Party.

ARTICLE 7 - TAX

7.1          The Carrying Party shall be responsible for forty-nine percent (49%), and the Carried Party shall be responsible for fifty-one percent (51%), of any liability in respect of stamp duty, registration fees and other taxes which is or becomes payable in connection with the entry into, performance of, or termination of this Agreement (excluding any liability for interest, penalties, liabilities, costs and expenses resulting from any failure to pay or delay in paying any such duty, fee or tax, which liability shall be the sole responsibility of the failing or delaying Party).

7.2          The Carrying Party shall be the beneficiary of the Peruvian tax deductions, tax credits and/or other tax benefits that may accrue in respect of the payment of Carry Costs on behalf of the Carried Party. The Parties shall take all steps reasonably necessary to implement the foregoing.

ARTICLE 8 - NOTICES

8.1          Any notice or other communication required to be given under this Agreement shall be made in writing, in English or in Spanish, and shall be delivered by facsimile, air courier, messenger delivery or regular mail, addressed to the Party’s address set forth below. Notices or communications shall be effective upon receipt during regular business hours; provided that in the case of a facsimile it shall only be effective if acknowledgement by recipient (including a report of successful transmission produced by sender’s facsimile) is received by sender. Any Party may, by written notice to the other Party in the manner specified in this Article, specify an additional person or entity to receive copies of all subsequent notices directed to such Party or to provide other addresses for any Person to whom notices or communications are to be directed pursuant to this Agreement.

8.2          The addresses of the Parties for purposes of this Agreement shall be as follows:

BPZ Exploracion & Produccion S.R.L.	With copy to:
Av. EI Derby 055	BPZ Exploracion & Produccion S.R.L.
Urb. Lima Polo and Hunt Club	Two Westlake Building
Edificio Cronos - Torre 1, int 402	580 Westlake Park Blvd., Suite 525
Santiago de Surco — Lima, Peru	Houston, Texas 77079 USA
Attn: Chief Operating Officer	Attn: Chief Operating Officer
Tel:+511 708-0808	Tel: +1 (281) 556-6200

Fax: +511 708-0801, or 708-0802	Fax: +1 (281) 556-6377

Newco	With copy to:
Av. Jorge Chavez 154	Pacific Rubiales Energy
Piso 8, Oficina 801 y 802	Carrera 11A No. 94-45
Lima D.C. Perú	Torre OXO, Piso 9
Attn: Chief Operating Officer	Bogotá D.C. Colombia
Tel: +51 1 612-4747	Attn: Chief Operating Officer
Fax: +51 1 421-2678	Tel: +57 1 756-0080
Fax: +57 1 756-0203

ARTICLE 9 - GOVERNING LAW AND DISPUTE RESOLUTION

9.1          Governing Law

9.1.1        The substantive laws of England and Wales, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes.

9.2          Dispute Resolution

9.2.1        Notification. A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 9.

9.2.2        Negotiations. The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 9.2.3 concerning such Dispute, prior to initiating or completing the Dispute resolution procedures in this Article 9.2.2

9.2.3        Arbitration. Any Dispute not finally resolved by alternative dispute resolution procedures set forth in Article 9.2.2 shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes. Arbitration proceedings may be commenced pursuant to Article 9.2.3 prior to initiating or completing the Dispute resolution procedures in Article 9.2.2.

(a)           Rules. The arbitration shall be conducted in accordance with Rules of Arbitration of the International Chamber of Commerce (ICC), as then in effect (the “Rules”):

(b)           Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the filing of the arbitration. For greater certainty, for purposes of this Article 9.2.3, the filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

(c)           Method of Appointment of the Arbitrators.

(1)           If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute within thirty (30) days after commencement of arbitration.

(2)           If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute.

(d)           Consolidation. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(e)           Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, NY.

(f)            Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language. Any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof.

(g)           Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(h)           Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Section 7.

(i)            Interest. The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate (as the same is defined in the JOA).

(j)            Currency of Award. The arbitral award shall be made and payable in U.S. dollars, free of any tax or other deduction.

(k)           Exemplary Damages. The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

9.2.4        Confidentiality. All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce this Article 7 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

ARTICLE 10 - GENERAL PROVISIONS

10.1        Further Acts

Each of the Parties shall, and shall cause their respective Affiliates to, take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably required to effect the making of any payment contemplated by this Agreement and otherwise to carry out this Agreement.

10.2        Responsibility for Costs

Except as expressly set out in this Agreement, each Party shall be liable for its own legal, accounting and other costs and expenses that are incurred by such Party in connection with the negotiation of this Agreement and the performance of such Party’s obligations under this Agreement.

10.3        Public Announcements

Neither Party nor its Affiliates shall, without the prior written approval of the other Party, make any public announcement or press release with respect to the transactions contemplated by this Agreement; provided, however, that a Party may make such a public announcement or issue such a press release without such prior written approval if same is required by order of a court of competent jurisdiction or required by applicable laws or stock exchange regulations, provided that such Party shall make all reasonable efforts to give prompt written notice to all Parties prior to such disclosure.

10.4        Severability

Any term or provision of this Agreement judicially determined to be invalid or unenforceable shall be deemed, to the extent so determined, invalid or unenforceable, but the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

10.5        Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

10.6        No Third Party Beneficiaries

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no term of this Agreement shall be enforceable by a third party.

10.7        Relationship of the Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a mining or other partnership, or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall act in good faith and shall deal fairly with each other but shall not be considered fiduciaries except as expressly provided in this Agreement.

10.8        Waiver

Unless expressly provided in this Agreement, a delay on the part of either Party in exercising its rights under this Agreement or failure to exercise its rights shall not operate as a waiver of such rights. Any tacit or implicit waiver by either Party of a right or remedy under this Agreement in a particular instance shall not operate as a waiver of such right or remedy in any other instance or as to any such Party.

10.9        Amendment

This Agreement may be amended only by written agreement between the Parties, executed by duly authorized representatives.

10.10      Counterparts

This Agreement may be executed in two counterparts each of which when executed and delivered shall be an original but both of which together shall constitute one and the same instrument.

10.11       Entirety

This Agreement sets out the entire agreement of the Parties regarding the subject matter of this Agreement and supersedes all prior agreements and undertakings, oral or written, between the Parties with respect to the subject matter of this Agreement.

IN WITNESS of their agreement, each Party has caused this Agreement to be executed by its duly authorized representative, on the date first written above.

BPZ Norte Oil S.R.L		BPZ EXPLORACION & PRODUCCION S.R.L.

By:	/s/ Luis Rafael Zoeger Nuñez	By:	/s/ Luis Rafael Zoeger Nuñez
Title:	Luis Rafael Zoeger Nuñez	Title:	Luis Rafael Zoeger Nuñez
Date:	4/27/12	Date:	4/27/12

[Signature Page to Carry Agreement]